UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2019

INNODATA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35774	13-3475943
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

55 Challenger Road		07660
Ridgefield Park, NJ		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code (201) 371-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Reference is made to Item 5.02(c) below for information on an Offer of Employment (the “Agreement”) entered into between Innodata Inc. (the “Company”) and Mr. Robert O’Connor in connection with Mr. O’Connor’s appointment, on a part-time basis, as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer, effective as of April 17, 2019. To the extent applicable, the disclosures of the material terms and conditions of the Agreement in Item 5.02(c) below are incorporated into this Item 1.01 by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Mr. Jack Abuhoff, the Company’s Chairman, President and Chief Executive Officer, ceased acting as the Company’s Interim Principal Financial Officer effective April 17, 2019, the date on which Mr. O’Connor assumed his role as the Company’s Chief Financial Officer.

(c)	On April 17, 2019, the Company appointed Mr. Robert O’Connor as the Company’s Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer on a part-time basis.

Prior to joining the Company Mr. O’Connor was the Managing Director of the CFO Services Group of the Genova Group (“Genova”), a position he held since March 1, 2018. Genova is a consulting firm that provides advisory and support services to publicly traded, closely held and private equity owned companies in the areas of complex accounting and financial reporting matters. From August 2017 through February 2018, Mr. O’Connor performed contract work for Genova, and he will return to performing contract work at Genova while working with the Company in a part-time capacity. From July 2006 through July 2017, Mr. O’Connor was the Chief Financial Officer of Escalon Medical Corp. (OTCQB: ESMC), a publicly traded manufacturer of ophthalmic ultrasound products, surgical devices and image management software solutions. Mr. O’Connor holds a B.S degree in Management Science from Kean University (1984) and an MBA from Rutgers University, Graduate School of Management (1989). Mr. O’Connor is 57 years old.

There are no family relationships between Mr. O’Connor and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. O’Connor was not appointed pursuant to any arrangement or understanding between Mr. O’Connor and any other person.

On April 17, 2019, the Company and Mr. O’Connor entered into the Agreement that provides for part-time at-will employment with the Company. The Agreement provides for an annual base salary of $100,000, and Mr. O’Connor has agreed to provide the Company with approximately four weeks of services per quarter. Mr. O’Connor will report to Mr. Abuhoff and work out of the Company’s Ridgefield Park, New Jersey headquarters. As a part-time employee, Mr. O’Connor will not be eligible for health insurance benefits, vacation or other benefits to which the Company’s full-time employees are entitled. Furthermore, the Agreement contains customary non-competition and non-solicitation provision during Mr. O’Connor’s part-time employment with the Company and for 12 months thereafter. Additionally, contemporaneous with the Agreement, the Company and Mr. O’Connor entered into an agreement containing customary confidentiality, non-solicitation and invention assignment provisions which apply during and after Mr. O’Connor’s part-time employment with the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Offer of Employment that is filed as an exhibit to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Offer of Employment, effective April 17, 2019, between Innodata Inc. and Mr. Robert O’Connor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA INC.

Date: April 18, 2019	By:	/s/ Amy R. Agress
Amy R. Agress
Senior Vice President and General Counsel